EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements No. 333-197754, 333-190295, 333-125237, and 333-91229 on Form S-8 of Circor International, Inc. of our report dated December 15, 2016 on the consolidated financial statements of Downstream Holding, LLC and Subsidiaries, which is included in this Current Report on Form 8-K/A.

/s/ Crowe Horwath LLP

Sherman Oaks, CA
December 22, 2016